                                                                    EXHIBIT 99.2

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

     The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Newmont Gold Company ("NGC") and its subsidiaries' (collectively, the "Company") consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto. Newmont Mining Corporation ("NMC") owns approximately 91% of NGC's common stock. All of NMC's operations are held through NGC.

     The discussion and analysis, as well as the notes to such financial statements, contain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Such forward looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in "Forward-Looking Statements" below.

SUMMARY

     Over the past two years, the Company's earnings per share, on a comparable basis, have increased on average approximately 10% annually. The Company earned $94.0 million ($0.86 per share) in 1996, compared with $90.0 million ($0.81 per share) in 1995, before considering certain gains and charges, and $83.4 million ($0.70 per share) in 1994. Additionally in 1995, there was a gain on the sale of an investment and the write-off of two exploration properties. The Company sold its 10.7% interest in Southern Peru Copper Corporation ("SPCC") for $116.4 million, resulting in a pre-tax gain of $113.2 million, or $72 million after-tax ($0.74 per share). The write-off of the Grassy Mountain and Ivanhoe exploration properties resulted in a pre-tax charge of $57.1 million, or $37.1 million after-tax ($0.38 per share). Including these items, net income in 1995 was $124.9 million ($1.17 per share).

     The Company's total equity gold production increased 23% in 1996 to 2,284,200 ounces from 1,862,800 ounces in 1995. Equity production in 1995 increased 11% from 1994's equity production of 1,671,000 ounces. Weighted average total cash costs per ounce of equity production were $220, $210 and $202 for 1996, 1995 and 1994, respectively.

RESULTS OF OPERATIONS

     Consolidated sales revenues have increased primarily from gold production of 1,970,200 ounces, 1,653,000 ounces and 1,555,300 ounces in 1996, 1995 and
1994, respectively. (Such production does not include the Company's share of gold production from Minera Yanacocha S.A. ("Minera Yanacocha") which was accounted for on the equity method during these periods but commencing in 1997 will be consolidated in the Company's financial, statements as discussed below.) The average annual gold price per ounce received on such production was $390, $385 and $384 in 1996, 1995 and 1994, respectively.

     The profitability of the Company's operations is significantly affected by the market price of gold. Gold prices can fluctuate widely and are affected by numerous factors beyond the Company's control. During the beginning of 1997, the market price of gold declined from 1996 levels. The Company has forward sales contracts that began in January 1996 and continue through December 2000 for production from its Minahasa property, located in Indonesia. These contracts provide for forward sales of 125,000 ounces per year at an average price of $454 an ounce, plus 40% of the amount by which the market price exceeds the forward sales price. No production was hedged in 1995 or 1994.

     The effects of the changes in the average annual gold price received and annual consolidated production levels on sales revenues between years are reflected in the following table (in thousands):

                                          1996 VS. 1995    1995 VS. 1994
                                          -------------    -------------
Increase in sales revenues due to:
  Gold price............................    $ 10,154          $ 1,339
  Production............................     122,082           37,510
                                            --------          -------
          Total.........................    $132,236          $38,849
                                            ========          =======

     The Company's North American operations are located on the geological feature known as the Carlin Trend, hereafter, referred to as "Carlin." Carlin gold production has increased approximately 5% in each of the last two years, from 1,555,300 ounces in 1994 to 1,634,500 in 1995 to 1,700,000 ounces in 1996.
Improved operating rates at the refractory ore treatment plant in conjunction with increased amounts of high grade underground ore processed were the primary reasons for the increase in gold production between 1995 and 1996. The refractory ore treatment plant, which began operations in mid-1994, operated at reduced rates in 1994 and 1995 due primarily to a crack in a weld of a riding ring in the double rotator mill in August 1994 and a fire in an electrostatic precipitator in November 1994. As the plant operated at steadily increasing rates during 1995 and production from high grade underground ores increased, production also increased from 1994 to 1995.

     Carlin's ore production is shifting from open-pit oxide ore to refractory ore coming from both open-pits and underground operations. The refractory ore treatment plant, which processes most of the refractory ore, is expected to account for approximately 40% of Carlin's gold production in 1997, up from approximately 30% in 1996 and 20% in 1995. Carlin's production is expected to continue to increase approximately 5% annually in 1997 and 1998 with the mining of higher grade ores from the Post deposit. This deposit is mined by Barrick Goldstrike Mines, Inc. ("Barrick") under a joint mining agreement, as discussed below.

     The Company's international operations include the Zarafshan-Newmont Joint Venture ("Zarafshan-Newmont"), a 50%-50% joint venture between a subsidiary of the Company and two Uzbekistan governmental entities. Zarafshan-Newmont, which began production in September 1995, produces gold by crushing and leaching low grade oxide ore from existing stockpiles at the government owned Muruntau mine in Uzbekistan. Production was 326,500 ounces (163,200 equity ounces) for 1996 and 37,000 ounces (18,500 equity ounces) for 1995. Although problems were encountered in the startup of the leach facility in 1995, gradual improvements were made throughout 1996. In 1997, production is expected to be approximately 400,000 ounces with 50% attributable to the Company's interest.

     In Indonesia, the Company began production in 1996 at NGC's 80% owned Minahasa ("Minahasa") property. Revenue production was 107,000 ounces. In addition, 5,700 ounces were produced before commercial operations commenced, and the revenue from these ounces was credited against the capitalized costs of the project. Although the Company has an 80% interest in this project, it is entitled to 100% of the gold production until its investment has been recovered, since it funded 100% of the construction costs. Production is expected to reach approximately 150,000 ounces in 1997, with higher levels expected in future years.

     The Company has also had a 38% interest in Minera Yanacocha, a Peruvian entity which is managed by a subsidiary of the Company. Minera Yanacocha has increased its production 166% over the past two years. Production totaled 811,400 ounces (308,300 equity ounces), 552,000 ounces (209,800 equity ounces) and 304,600 ounces (115,700 equity ounces) in 1996, 1995 and 1994, respectively, at total cash costs of $107, $119, and $135 per ounce produced, respectively. The increased production in 1996 was primarily due to production beginning at a third mine. In 1995, production began at a second mine, resulting in increased production levels over 1994. Production is expected to increase at least 5% in 1997 and future production levels are expected to be consistent with those of 1997. Total cash costs are expected to increase slightly in 1997 and 1998, due primarily to higher mining costs.

     As discussed in Note 17 of Item 8 -- "Financial Statements and Supplementary Data," in February 1997 the Peruvian Superior Court upheld the decision of a Peruvian trial court which ruled that NGC had the right to exercise its preemptive right increasing its interest in Minera Yanacocha from 38% to 51.35% at a purchase price of $59.1 million. The court ruled that the preemptive right was triggered in November 1993. Due to the dispute over the exercise of the preemptive right, the Company had continued to account for the interest in Minera Yanacocha on an equity basis at 38%. As a result of the Superior Court's decision, the additional 13.35% interest will be accounted for as having been acquired in 1997 and the 51.35% interest will be consolidated in the Company's financial results, net of the amortization of the purchase price of the incremental interest over its net book value. BRGM and other defendants have filed a request for review of the Superior Court decision by the Supreme Court of Peru. Peruvian counsel have advised the Company that decisions of the Superior Court can be modified by the Supreme Court only in very limited circumstances and that it is not likely that further review will be granted. See the previously mentioned Note 17 in Item 8 for pro forma statements reflecting the additional interest.

     The Company has targeted total equity gold production of approximately 2.6 million ounces for 1997.

     Costs applicable to sales were $476.1 million, $370.6 million and $326.4 million in 1996, 1995 and 1994, respectively. In 1996, $415.3 million relates to the Carlin operations, $36.9 million relates to the Company's share of costs at Zarafshan-Newmont and $23.9 million relates to Minahasa. Of the 1995 amount, $4.1 million of the costs relate to the Company's share of costs attributable to Zarafshan-Newmont. All other costs applicable to sales for 1995 and 1994 were attributable to the Carlin operations.

     The Company's costs applicable to consolidated sales on a per ounce of gold sold basis were as follows for 1996, 1995 and 1994:

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------
                                                                   ZARAFSHAN-
                                                 CARLIN             NEWMONT       MINAHASA        CONSOLIDATED
                                          --------------------    ------------    --------    --------------------
                                          1996    1995    1994    1996    1995      1994      1996    1995    1994
                                          ----    ----    ----    ----    ----    --------    ----    ----    ----
Cash operating costs....................  $222    $189    $178    $225    $218      $217      $222    $189    $178
Royalties...............................    20      31      25       0       0         7        17      31      25
Other cash costs........................     1       3       5       0       0         0         1       3       5
                                          ----    ----    ----    ----    ----      ----      ----    ----    ----
        Total cash costs................   243     223     208     225     218       224       240     223     208
Other...................................     1       1       2       1       1         2         1       1       2
                                          ----    ----    ----    ----    ----      ----      ----    ----    ----
        Total costs applicable to
          sales.........................  $244    $224    $210    $226    $219      $226      $241    $224    $210
                                          ====    ====    ====    ====    ====      ====      ====    ====    ====

     The above consolidated amounts do not take into account NGC's interest in Minera Yanacocha because it was accounted for on the equity basis. If NGC's equity interest in Minera Yanacocha were included with the consolidated amounts, the weighted-average total cash costs per ounce of equity production would have been $220, $210 and $202 in 1996, 1995 and 1994, respectively.

     Cash operating costs consist principally of charges for mining ore and waste associated with current period gold production and processing ore through milling and leaching facilities. Total Carlin cash operating costs were $376.8 million in 1996, $308.4 million in 1995, and $277.3 million in 1994. The increases in aggregate and per ounce costs between 1996 and 1995 were primarily attributable to higher mining and milling costs. Approximately half of the increase is attributable to increased mining costs which resulted from more underground mining and higher waste-to-ore ratios at the open-pit mines in 1996. Another quarter of the increase was due to higher milling costs primarily associated with the refractory ore treatment plant. High maintenance costs were incurred at the plant in 1996 as certain components corroded more quickly than anticipated. In 1997, it is planned that these components will be replaced using materials which are expected to significantly increase their operating lives. The remainder of the 1996 increase was attributable to various other factors. The increases in costs between 1995 and 1994 were primarily attributable to increased milling costs associated with the refractory ore treatment plant during its first full year of operation and increased underground mining costs. Per ounce cash operating costs at Carlin are expected to decrease in 1997 and 1998 when the production of higher grade ore from the Post deposit enters the production stream.

     The Company's share of cash operating costs at Zarafshan-Newmont increased to $36.9 million from $4.1 million in 1995 due to a full year of operation in 1996. Per ounce cash costs increased slightly from 1995 to 1996 primarily due to a reduction in the estimated ultimate gold recovery rate in 1996. Per ounce cash operating costs are expected to slightly decrease in 1997 as greater efficiencies and higher production levels are achieved, but may increase in 1998 as lower ore grades are expected to be encountered.

     Per ounce cash operating costs at Minahasa in 1997 are expected to be approximately the same as those in 1996. In the years thereafter, per ounce costs are expected to decline as higher grade ores enter the production stream.

     In addition to the cash operating costs expensed, the Company is capitalizing a portion of mining costs associated with tons mined from deposits having diverse grade and waste-to-ore ratios over a mine's life. In 1996 and 1995, such costs were capitalized for certain deposits at Carlin ($63.7 million and $56.2 million, respectively) and at Minahasa ($6.1 million and $1.2 million, respectively), whereas in 1994, these costs only related to the Carlin operations ($33.2 million). The Carlin costs substantially relate to the Post deposit. As previously mentioned, this deposit is being mined by Barrick under a 1992 joint mining agreement. Under such agreement, Barrick, which has a separate and distinct interest in the same ore body, mines the deposit and charges the Company on a basis that will result in both companies ultimately bearing the same cost per contained ounce of gold mined. Some of the Company's contained ounces in this deep deposit are expected to be processed in 1997, at which time such mining costs will be matched against the revenues from the ounces that are produced.

     Capitalized mining costs increased in 1996 and 1995 due to elevated mining rates for the Post deposit, as well as commencement of production at Minahasa in 1996. Such capitalized mining costs are expected to decrease in 1997 from the 1996 amount as a higher proportion of Post ore relative to waste material is mined.

     Royalty costs, which are a function of the amount of royalty ore processed, were $34.4 million, $51.6 million and $38.7 million in 1996, 1995 and 1994, respectively. In 1995, greater amounts of royalty-burdened ore were processed than in 1996 and 1994. Including the effect of royalties at Minera Yanacocha, royalty costs are expected to decrease from 1996 to 1997 by approximately 35% due to a significant reduction in the amount of royalty-burdened ore processed from open-pit mines at Carlin.

     On a consolidated basis, the Company's costs applicable to sales per ounce are expected to significantly decrease in 1997 with the lower cost per ounce production at Carlin and Zarafshan-Newmont and the consolidation of the low-cost Minera Yanacocha operations. In total, costs applicable to sales will increase in 1997 as a result of the consolidation of Minera Yanacocha.

     Depreciation, depletion and amortization ("DD&A") was $124.8 million, $106.8 million and $91.1 million in 1996, 1995 and 1994, respectively. The increase in 1996 over 1995 is primarily due to additional assets placed in service at Carlin, a full year of Zarafshan-Newmont operations and the startup of Minahasa operations. The increase in 1995 over 1994 is primarily due to new facilities and equipment at the Carlin operations, including the refractory ore treatment plant. Including the consolidation of Minera Yanacocha, DD&A is expected to increase to between $165 million and $175 million in 1997 due to a full year of operation at Minahasa and the additional assets placed in service in 1996 at all operations.

     Exploration and research expenses were $58.7 million, $57.3 million and $69.2 million in 1996, 1995 and 1994, respectively. The decrease in exploration and research expenses in 1995 compared to the 1994 amount was due to the Company's planned decrease in exploration spending and increased focus on resource development, for which costs are capitalized. The Company intends to replace and increase its reserve base primarily through exploration. At December 31, 1996, the Company's proven and probable gold reserves were 37.1 million equity ounces, compared to 28.8 million equity ounces at December 31, 1995. Exploration and research expenses in 1997 are expected to increase to between $70 million and $75 million with the consolidation of Minera Yanacocha.

     As discussed in Note 16 of Item 8 -- "Financial Statements and Supplementary Data", in July 1996, the Company and Sumitomo Corporation ("Sumitomo") entered into an agreement to develop and operate the Batu Hijau project in Indonesia. As a result of the contemplated ownership structure, the Company began accounting for its investment in Batu Hijau as an equity investment in July 1996. In 1995 and for the first six months of 1996, development costs for this large copper/gold porphyry deposit were capitalized. The

Company's cash expenditures totaled $15.1 million and $27.7 million for 1996 and 1995, respectively. In addition, in 1996 Sumitomo advanced $20.2 million for project development. In 1994, the Company incurred $16.8 million of exploration and research expenses for this project.

     General and administrative expense ("G&A") was $48.1 million, $43.2 million and $38.5 million in 1996, 1995 and 1994, respectively. The increases are primarily related to the additional staffing required for the increased international focus of the Company's operations. The Company provides extensive management oversight and technical expertise to its overseas operations. G&A expenses are not expected to increase significantly in 1997 over the 1996 levels.

     Interest expense before capitalized interest was $49.4 million, $48.0 million and $29.5 million in 1996, 1995 and 1994, respectively. The increase in 1995 from 1994 is associated with higher debt balances, primarily due to the sale-leaseback financing of the refractory ore treatment plant which was completed in September 1994. Net interest expense will increase in 1997 with the consolidation of Minera Yanacocha and its planned $100 million financing. See "Liquidity and Capital Resources."

     In 1995, the Company recorded write-offs of two exploration properties totaling $52.5 million. The Ivanhoe property was purchased in June 1992. Over the next three years, extensive drilling, environmental studies and mine models were developed to determine the economics of extracting gold from the property. A feasibility report was issued in June 1995 that reflected high levels of environmental and mining costs that resulted in financial returns much lower than the Company's threshold for development. Accordingly, the decision was made not to develop the property and $18.8 million of capitalized costs associated with the property were written off in June 1995. At that same time, an additional charge of $4.6 million was taken as other expense for estimated costs to reclaim areas disturbed by previous mining and exploration activity on the property.

     The Grassy Mountain property was purchased in September 1992. At the time of the purchase, certain reliance was placed upon geological models prepared by the seller. Work performed by the Company in 1993 demonstrated that the gold was not distributed as modeled by the seller. In 1994, the Company created new detailed models of the deposit based on its revised geologic interpretation. These models resulted in fewer high grade ounces, which led to the reclassification of 996,000 ounces of reserves to mineralized material at the end of 1994. However, additional drilling and modeling was required to determine whether there was an impairment of the asset based on the work performed through that date. Based on economic information at that time and the use of undiscounted cash flows, no write-down was considered necessary as of December 31, 1994. Throughout 1995, further refinement of geological and economic models continued with open-pit, underground and price hedging scenarios all resulting in deposit sizes and economic returns smaller than the Company's threshold for development. Based on these results, capitalized costs of $33.8 million relating to the Grassy Mountain property were written off in December 1995.

     Other expenses were $13.9 million, $11.7 million and $46.0 million for 1996, 1995 and 1994, respectively. These amounts reflect charges of $6.6 million, $3.0 million and $36.1 million in 1996, 1995 and 1994, respectively, related to environmental obligations associated with former mining activities discussed in Note 16 to Item 8 -- "Financial Statements and Supplementary Data." The additional charges related to environmental obligations in all periods reflect revisions of estimates of future costs to be incurred. Included in the 1994 amount is a valuation allowance of $20 million that was made against receivables from insurance companies for recoveries related to such environmental obligations. The Company recorded the valuation allowance after discussions with its then new lead counsel regarding its review of the litigation with the insurance companies and due to the absence of expected settlement discussions. After recording the valuation allowance there remained a net receivable balance from insurance companies of approximately $16.7 million at December 31, 1994. Settlement of certain of the insurance litigation was reached in 1995 enabling the Company to realize the receivable. Trial of the remaining litigation is scheduled for late 1997. The Company intends to vigorously pursue its claims with respect to the remaining litigation and believes that it is reasonably possible that additional amounts will be recovered, although no such amounts are accrued.

     Since the actual cash payments for the environmental obligations associated with the Company's former mining activities are expected to occur over a number of years, such cash requirements are not expected to have a significant negative impact on the Company's liquidity. The Company made such payments of $14.8 million, $20.0 million and $14.5 million in 1996, 1995 and 1994, respectively. The Company expects to pay approximately $10.0 million of such costs in 1997. Total estimated future costs related to these environmental liabilities of $50.2 million were accrued at December 31, 1996. Because of the uncertain nature of these liabilities, the Company estimates that it is reasonably possible that the ultimate liability may be as much as 100% greater or 40% lower than the amount accrued at December 31, 1996. Absent concurrent insurance recoveries, or revenue generating operations associated with closure, on-going cash expenditures will be funded out of operating cash flow and/or borrowings. The Company continuously monitors and reviews its environmental obligations and, although the Company believes that it has adequately accrued for such costs, as additional facts become known additional provisions may be required.

     Dividends, interest and other income was $26.5 million, $42.2 million and $22.3 million for 1996, 1995 and 1994, respectively. The amounts include $3.1 million, $28.3 million and $9.2 million for 1996, 1995 and 1994, respectively, for business interruption insurance recorded for certain problems associated with the refractory ore treatment plant, as previously discussed. The remaining variance between the years is due primarily to variances in interest income which has increased over the three years due to higher cash balances. As discussed in Note 8 of Item 8 -- "Financial Statements and Supplementary Data", in January 1996, NMC issued 4.65 million shares of common stock resulting in higher cash balances in 1996. Interest income is expected to be the primary component of dividends, interest and other in 1997, and is expected to decrease slightly from 1996.

     Income tax benefit (provision) was $19.4 million, ($17.0) million and $29.3 million for 1996, 1995 and 1994, respectively. Included in the 1996 income tax benefit are foreign tax credits associated with Minera Yanacocha, which were substantially higher in 1996 than 1995, as well as $6.0 million of benefits resulting from resolution of certain tax issues from prior years. In 1995, the Company recognized taxes of $41.2 million related to the sale of its investment in SPCC. This charge was partially offset by a tax benefit of $20 million related to the charges associated with the write-offs of the Ivanhoe and Grassy Mountain properties. In 1994, the Company recognized an income tax benefit of $16.2 million resulting from the resolution of certain tax issues associated with prior years, as well as a tax benefit of $12.6 million recognized in connection with the charge relating to environmental obligations. Tax benefits from percentage depletion and foreign tax credits were realized in all three years. At December 31, 1996, the Company had $63.4 million of net deferred tax assets. Although it can give no assurances, the Company expects that projected future operations will result in the utilization of these net deferred tax assets.

     General inflation over the past three years has not had a material effect on the Company's cost of doing business and is not expected to have a material effect in the foreseeable future. Changes in the price received for gold will impact the Company's revenue stream, as previously discussed.

LIQUIDITY AND CAPITAL RESOURCES

     During 1996, the Company's cash outlays included $231.2 million in capital expenditures and $52.7 million in dividends. Of the capital expenditures, approximately $154.0 million was spent on projects at the Carlin operations which were primarily associated with capitalized mining costs, underground development, mining and processing equipment, and refractory leach pads. In addition, $27.4 million was spent by the Company on mine site development for the Minahasa project, $15.1 million on the Batu Hijau project before the agreement was reached with Sumitomo, and $11.6 million was spent on the construction of a new technical facility in Denver, Colorado. The balance of capital expenditures related to various other projects. These expenditures were funded by proceeds from issuances of common stock of $265.4 million and cash flow from operating activities of $140.4 million. In addition, $16.8 million was borrowed under short-term credit facilities to finance environmental reclamation and remediation activities.

     Including Minera Yanacocha, approximately $300 million is expected to be spent on capital projects in 1997. Carlin expenditures of approximately $145 million will be for capitalized mining costs, mine equipment, refractory leach pads and underground development. Funds for capital expenditures of approximately $8 million and $26 million will also be required for the Zarafshan-Newmont and Minahasa projects, respectively. Minera Yanacocha expenditures of approximately $110 million will be primarily for the construction of a second processing facility and the construction and expansion of leach pads.

     Of the Company's $231.2 million in capital expenditures in 1996, it is estimated that approximately $12 million was required to comply with environmental regulations. Including the effect of Minera Yanacocha, the Company estimates that approximately $25 million of the capital expenditures in 1997 will be required to comply with environmental regulations. The ongoing costs to comply with environmental regulations are not a significant portion of the Company's cash operating costs.

     Also in 1997, the Company expects to spend approximately $20 million on development of La Herradura, a 44% equity investment located in Mexico. The property will be developed by Minera Penmont S.A. de C.V., which is owned 56%-44% between Industriales Penoles S.A. de C.V. ("Penoles") and a subsidiary of the Company. The property is a low grade, open-pit deposit that is expected to begin heap-leach production in mid-1998. Penoles, as managing partner, has the responsibility for development and construction of this project. However, the Company will continue to provide technical expertise on an ongoing basis.

     Additionally in 1997, the acquisition of the incremental interest in Minera Yanacocha is expected to require the payment of approximately $59.1 million plus additional costs required to complete the acquisition.

     As previously mentioned, in January 1996, NMC issued 4.65 million shares of common stock for $51.87 per share under an existing "shelf" registration statement with the Securities and Exchange Commission. Proceeds of the issue netted $241.3 million and were used to purchase an equal number of shares of common stock of NGC. This transaction increased NMC's ownership of NGC to 90.5%. In addition, $24.2 million was received by NMC in 1996 from the exercise of NMC employee stock options, which proceeds were in turn used by NMC to exercise options of NGC.

     Cash on hand at December 31, 1996 of $185.7 million, operating cash flow and short-term borrowings will be used to fund the Company's capital expenditures and other cash requirements in 1997 (other than Minera Yanacocha). The Company also has a $400 million unused revolving credit facility with a consortium of banks. Additionally, in June 1994, NGC filed a "shelf" registration statement with the Securities and Exchange Commission covering the issuance of up to $150 million in non-convertible debt securities. There are no present plans to use the revolving credit facility or issue any such securities. In addition, Minera Yanacocha intends to raise $100 million of project financing in 1997, to partially finance its 1997 capital spending program and for other general corporate purposes.

     As discussed in Note 16 of Item 8 -- "Financial Statements and Supplementary Data," in July 1996, the Company and Sumitomo entered into an agreement to develop and operate the Batu Hijau project in Indonesia. The estimated cost for development of the open-pit mine, mill and infrastructure including employee housing, a port, electrical generation facilities, interest during construction, cost escalations and working capital is expected to approximate $1.9 billion. Batu Hijau contains proven and probable reserves of
12.1 million ounces (5.4 million equity ounces to the Company) of gold and 10.6 billion pounds (4.8 billion equity pounds to the Company) of copper. Production is expected to begin around the turn of the century, with a projected mine life in excess of 20 years.

     Under the partnership agreement between Sumitomo and the Company, the Company will, at the outset, contribute to the partnership its interest in the company that owns the project and retain a 45% interest. Sumitomo will contribute, at the outset, approximately $165 million in cash and in the months immediately following the date of the initial contributions, an estimated additional $70 million in cash and receive a 35% interest. The remaining 20% interest in the project is held by an Indonesian company that has no cash requirements. The parties' obligations to make their initial contributions to the partnership are subject to certain conditions, including receipt of certain approvals from the Indonesian government. Until these conditions are satisfied, Sumitomo has agreed to fund up to $100 million of project costs through non-interest bearing loans which the Company has effectively guaranteed. Such funding will be credited against Sumitomo's initial contribution. If the above conditions are not satisfied by March 31, 1997, either party has the right to terminate the agreement and the loans would become due. As a result of the contemplated ownership structure, the Company is accounting for its investment in Batu Hijau as an equity investment effective July 1996. The Company's investment at December 31, 1996, which is included in other long-term assets, was $46.6 million. At December 31, 1996, Sumitomo had loaned $20.2 million to the company that owns the project.

     Project financing for the Batu Hijau project of approximately $1 billion is being arranged. Such financing will be guaranteed until project completion by the Company and Sumitomo, 56.25% and 43.75%, respectively. The Company and Sumitomo are also expected to enter into certain support agreements related to such debt. The Company expects to fund its share of remaining project costs through operating cash flow, bank credit lines or other third party financing as needed. Depending on financing arrangements, it is possible that no cash requirements will be necessary from the Company until 1998. Total project costs for 1997 are estimated to be approximately $400 million.

     Scheduled minimum long-term debt repayments are $19.3 million in 1997. The Company expects to fund maturities of its debt through operating cash flow and/or by refinancing the debt as it becomes due.

     For active mines, the Company provides for future reclamation and remediation closure costs on a unit-of-production basis. The annual accrual for costs associated with current operations has not been significant. The Company reviews the adequacy of its reclamation and remediation closure reserves in light of current laws and regulations and makes provisions as necessary. In addition, periodic internal environmental audits are conducted to evaluate environmental compliance. Cash flow from the Company's operations and salvage values are expected to provide funding for reclamation and remediation closure costs. The Company believes that its current operations are in compliance with applicable laws and regulations designed to protect the public health and environment.

     Current and non-current inventories (non-current inventories are included in other long-term assets) increased from December 31, 1995 to December 31, 1996 by $14.4 and $32.5 million, respectively. Of these increases, $23.4 million relates to Zarafshan-Newmont's commencement of operations and the Company acquiring ore stockpiles from its partners in 1996 to allow them to fund their capital contributions to the venture. In addition, $16.3 million is related to the commencement of operations at Minahasa.

PROPOSED MERGER WITH SANTA FE PACIFIC GOLD CORPORATION

     As discussed in Note 17 of Item 8 -- "Financial Statements and Supplementary Data," NMC has entered into a merger agreement with Santa Fe Pacific Gold Corporation ("Santa Fe") under which each share of Santa Fe common stock will be exchanged for 0.43 of a share of NMC common stock. A condition of the merger is that it be accounted for as a pooling of interests by NMC. The merger is also subject to the approval of the shareholders of both companies and other customary conditions. It is expected to be consummated during the second quarter of 1997. If NMC is successful in acquiring Santa Fe, Santa Fe would become a wholly-owned subsidiary of NGC. NGC would issue shares of common stock to NMC equal to the number of shares NMC issues to acquire Santa Fe (estimated to be approximately 56.5 million). Santa Fe reported 1996 sales of $337.2 million, gold production of 851,600 ounces, total cash costs of $215 per ounce and net income of $21.1 million. Santa Fe also reported as of December 31, 1996 total assets of $1.3 billion, long-term debt of $454.9 million and net worth of $570.0 million. Costs associated with this transaction, estimated to be approximately $125 million, will be funded by the operating cash flow of each company and/or third party financing sources as required.

FORWARD-LOOKING STATEMENTS

     The foregoing discussion and analysis, as well as certain of the notes to the consolidated financial statements, contain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, (i) estimates of future gold production for specific operations and on a consolidated basis, (ii) estimates of future production costs, exploration expenditures and other expenses for specific operations and on a consolidated basis, (iii) estimates of future capital expenditures and other cash needs for specific operations and on a consolidated basis and expectations as to the funding thereof, (iv) statements as to the projected development of certain ore deposits, including estimates of development and other capital costs, financing plans with respect thereto and expected production commencement dates, and (v) estimates of future costs and other liabilities for certain environmental matters. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking statements.

     Future gold production could be affected by, among other things, the price of gold, risks and hazards associated with mining operations, variances in ore grade and metallurgical and other characteristics from assumptions contained in mining plans, labor disputes and acts of God.

     Future production costs, exploration expenditures and other expenses could be affected by a number of factors, including, but not limited to, unanticipated geological configurations or other geological or grade problems, metallurgical and other processing problems, the occurrence of inclement or hazardous weather conditions or other unusual operating conditions, the failure of equipment, processes or facilities to operate in accordance with specifications or expectations, labor disputes, accidents and changes in U.S. or foreign laws or regulations or the interpretation, enforcement or implementation thereof.

     The amount and timing of future capital expenditures could be influenced by a number of factors, including the timing of receipt of necessary permits and other governmental approvals, the failure of equipment, processes or facilities to operate in accordance with specifications and expectations, labor disputes and unanticipated changes in mine plans. The funding of such expenditures and other cash needs will be affected by the level of cash flow generated by the Company and the ability of the Company to otherwise finance such expenditures, which in turn could be affected by general U.S. and international economic and political conditions, political and economic conditions in the country in which the expenditure is being made, as well as financial market conditions.

     The development of certain ore deposits could be affected by, among other things, labor disputes, delays in the receipt of or failure to receive necessary governmental permits or approvals, changes in U.S. or foreign laws or regulations or the interpretation, enforcement or implementation thereof, the failure of any of the Company's joint venture partners to perform as agreed, unanticipated ground and water conditions, the failure of equipment, processes or facilities to operate in accordance with specifications or expectations, or delays in the receipt of or the ability to obtain any necessary financing.

     Future environmental costs and liabilities could be impacted by changes in U.S. or foreign laws or regulations or the interpretation, enforcement or implementation thereof unanticipated ground and water conditions, the failure of equipment, processes or facilities to operate in accordance with specifications or expectations, delays in receiving necessary permits and other factors beyond the control of the Company.

     For a more detailed discussion of the foregoing risks and uncertainties as well as other risks and uncertainties affecting the Company and its operations, see Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 to be filed with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements.